SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement") is between Jeffrey R. Hultman ("Employee") and Siena Technologies, Inc. ("Siena"), dated as of the 25th day of May 2007. Employee and Siena are referred to collectively as the “Parties.”

WHEREAS, Employee is currently serving as a Director and as the Chief Executive Officer at Siena, and Siena and Employee have mutually determined to conclude and terminate their employment relationship and Employee’s service on the Board of Directors of Siena on the terms provided herein; and

WHEREAS, Employee and Siena desire to resolve all claims, disputes and causes of action which Employee, Employee's heirs, executors, administrators and assigns (the “Employee Released Parties”) have or may have against Siena and its officers, directors, agents, employees, agents, successors and assigns (the “Siena Released Parties”) and all claims, disputes and causes of action which the Siena Released Parties may have against the Employee Released Parties;

NOW THEREFORE, the Parties hereby agree as follows:

1.         Resignation.  Employee hereby resigns as a Director at Siena effective immediately. Employee hereby resigns as the Chief Executive Officer of Siena effective upon the close of business on Friday, May 25, 2007 (the "Separation Date").

2.         Payment. In addition to payment of salary through the Separation Date, Siena shall pay Employee the sum of (i) $96,000, less any applicable withholding taxes, which is equal to Employee’s current monthly salary, for a period of six months, in accordance with Employee’s Employment Agreement effective March 7, 2005, (ii) Employee’s monthly car allowance for a period of six months, (iii) Employee’s monthly life insurance allowance for a period of six months and (iv) Employee’s accrued and unpaid vacation pay. Siena may make the Separation Payment in a lump sum payment on June 15, 2007 or in twelve (12) equal installments to be paid twice per month for the six (6) months immediately following June 15, 2007 on the same dates that Siena pays its employees.

3.         Termination of Stock Options and Warrants. Effective as of the Separation Date, all of Employee’s outstanding options, and warrants to purchase the common stock of Siena or other securities issued by Siena shall be terminated and cancelled and shall be of no further force and effect.

4.         Release of Siena. Effective as of the Separation Date, except for the obligations of Siena under this Agreement, Employee, on behalf of Employee and the Employee Released Parties, does hereby release, acquit and forever discharge the Siena Released Parties from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever including, but not limited to: (i) all known, unknown and unanticipated claims of whatever kind and nature, whether foreseen or unforeseen; (ii) any and all known, unknown and unanticipated claims or causes of action for costs and attorneys' fees; and (iii) any and all known, unknown and unanticipated claims or causes of action in any way relating to or arising out of his employment with Siena or his position as a Director of Siena.

5.         Release of Employee. Effective as of the Separation Date, except for the obligations of Employee under this Agreement, Siena on behalf of Siena and the Siena Released Parties, does hereby release, acquit and forever discharge the Employee Released Parties from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever including, but not limited to: (i) all known, unknown and unanticipated claims of whatever kind and nature, whether foreseen or unforeseen; (ii) any and all known, unknown and unanticipated claims or causes of action for costs and attorneys' fees; and (iii) any and all known, unknown and unanticipated claims or causes of action in any way relating to or arising out of the Employee’s employment with Siena or his position as a Director of Siena.

6.         Indemnification. Siena shall indemnify and hold harmless Employee from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever including, but not limited to: (i) all known, unknown and unanticipated claims of whatever kind and nature, whether foreseen or unforeseen; (ii) any and all known, unknown and unanticipated claims or causes of action for costs and attorneys' fees; and (iii) any and all known, unknown and unanticipated claims or causes of action in any way relating to or arising out of his employment with Siena or his position as a Director of Siena to the fullest extent permitted by Nevada law.

7.         Equipment & Property. Employee shall return all Siena property, documents, and equipment, including but not limited to computer(s) that Employee used to effect business on behalf of Siena.

8.         Cooperation. Employee will provide consulting services from the Separation Date through June 15, 2007, to assist Siena through its period of transition. Employee will be paid $4,300 (four thousand and three hundred dollars) per week for his services through June 15, 2007, payable at the end of each week of service provided. Subsequent to June 15, 2007, Employee shall provide reasonable cooperation and assistance to Siena concerning Siena’s past operations, accounting, legal or any other issues related to the Siena’s past business for a period of six (6) months. Employee shall comply on a reasonable and timely basis and further agrees to provide agreements, documents and information as they are requested by Siena. Siena shall pay all expenses incurred by Employee in connection with providing the cooperation and assistance required by this Section 8.

9.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

10.         Section Headings. The section headings contained in this Agreement are for convenience of reference only and are not intended to define or limit the contents of those sections nor are they to be a substantive part of this Agreement.

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11.         Counterparts. This Agreement may be executed in counterparts and each fully executed counterpart shall be deemed an original. A facsimile, electronic or other reproduction of this Agreement may be executed by the Parties, and an executed copy of this Agreement may be delivered by the Parties by facsimile, email, or other electronic transmission device pursuant to which the signature of or on behalf of the party can be seen, and that form of execution and delivery shall be considered valid, binding and effective for all purposes.

12.          Severability. In the event any term or provision of this Agreement is found to be unenforceable or void, in whole or in part, as drafted, then the offending term or provision shall be construed as valid and enforceable to the maximum extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

13.          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the respective legal representatives, successors, and assigns of the Parties.

14.          Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified, amended or terminated except by a written instrument signed by the Parties.

EMPLOYEE:	SIENA TECHNOLOGIES, INC.

/s/ Jeffrey R. Hultman	/s/ James Michael Kelley
Jeffrey R. Hultman	By: James Michael Kelley
Date: May 25, 2007	Title: Executive Vice President of Administration
Date: May 25, 2007

REVIEWED AND APPROVED

/s/ Michael Novielli
Michael Novielli
Date:

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